Exhibit 5.7
[LETTERHEAD OF TECK COAL LIMITED]
June 7, 2010
British Columbia Securities Commission
Toronto Stock Exchange
New York Stock Exchange
United States Securities and Exchange Commission
Dear Sirs:
Re:	Teck Resources Limited (“Teck Resources”) Final Short Form Base Shelf Prospectus Consent of Expert
I hereby consent to the use of my name in the Final Short Form Base Shelf Prospectus of Teck Resources dated June 7, 2010 (the “Prospectus”) and in the registration statement of Teck Resources and Teck Metals Ltd. on Form F-9 filed with the United States Securities Exchange Commission on June 7, 2010 (the “Registration Statement”) in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River in Teck Resources’ Annual Information Form dated March 15, 2010 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates, in the Prospectus and in the Registration Statement.
I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that are within my knowledge as a result of the services I have performed in connection with the preparation of the Estimates.

Yours truly,
/s/ Ross Pritchard
Ross Pritchard, P.Eng.